UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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DENDREON CORPORATION
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PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2008
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION Summary Compensation Table
PROPOSAL 2 RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INFORMATION REGARDING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
DENDREON CORPORATION CHARTER OF THE AUDIT COMMITTEE

DENDREON CORPORATION
3005 First Avenue
Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 4, 2008

The Annual Meeting of Stockholders (the “Annual Meeting”) of Dendreon Corporation, a Delaware corporation (the “Company”) will be held on Wednesday, June 4, 2008, at 9:00 a.m., local time, at 3005 First Avenue, Seattle, Washington 98121, for the following purposes:

(1) To elect two directors to hold office until the 2011 Annual Meeting of Stockholders;

(2) To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 9, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors,

Richard F. Hamm, Jr.
Senior Vice President,
Corporate Development, General
Counsel and Secretary

April 24, 2008

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU PLAN TO ATTEND, PLEASE NOTIFY US BY CONTACTING INVESTOR RELATIONS AT (206) 829-1500 OR IR@DENDREON.COM.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. YOU ALSO MAY VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

EVEN IF YOU HAVE PROVIDED US WITH YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

DENDREON CORPORATION
3005 First Avenue
Seattle, Washington 98121

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

JUNE 4, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Dendreon Corporation, a Delaware corporation (“Dendreon”, the “Company”, “we”, “us”, or “our”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held on June 4, 2008, at 9:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3005 First Avenue, Seattle, Washington 98121. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 24, 2008.

Solicitation

We will bear the cost of the solicitation of proxies for the Annual Meeting, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. In the event we should determine it is necessary in order to ensure a quorum at the meeting, we may engage an outside proxy solicitation firm to assist us, and would expect to pay customary fees for such services. We will furnish copies of the solicitation materials to banks, brokerage houses, fiduciaries and custodians who are record holders of our Common Stock, par value $0.001 per share (“Common Stock”), beneficially owned by others to forward to such beneficial owners. We may, on request, reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to beneficial owners. In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or personal solicitation. No additional compensation will be paid to our directors, officers or other employees for such services.

Voting Rights and Outstanding Shares

Only holders of record at the close of business on April 9, 2008 (the “Record Date”) will be eligible to vote at the Annual Meeting. As of the Record Date, there were 93,206,922 shares of Common Stock outstanding. Each stockholder will be entitled to one vote for each share owned. Stockholders have no right to cumulative voting as to any matter to be voted on at the meeting. A list of stockholders of record will be open to the examination of any stockholder for any purpose germane to the meeting at Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, for a period of ten days prior to the Annual Meeting.

At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute a quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain” and “broker non-votes” will be considered “present” for purposes of determining whether a quorum is present at the Annual Meeting. “Broker non-votes” occur when certain nominees holding shares for beneficial owners do not vote those shares on a particular proposal because the nominees do not have discretionary authority to do so and have not received voting instructions with respect to the proposal from the beneficial owners. For purposes of calculating votes in the election of directors, broker non-votes and abstentions will not be counted as votes and will not affect the results of the vote. The ratification of our independent registered public accounting firm will require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a “non-vote,” it will have the same effect as a vote against the ratification.

Proposal 1.  The nominees for election as directors who receive the greatest number of votes will be elected as directors.

Proposal 2.  The affirmative vote of the holders of a majority of the shares represented at the meeting is required for ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current year.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific instructions are not indicated on a valid proxy, the shares represented by such proxies received will be voted: “For” the election of the director nominees named in this proxy statement, “For” for the ratification of the selection Ernst & Young LLP as our independent registered public accounting firm for the current year, and in accordance with the best judgment of the persons named in the proxy for any other matter that properly comes before the Annual Meeting.

Voting Via the Internet or by Telephone

Stockholders may submit their voting instructions by means of the telephone or through the Internet. The telephone and Internet voting procedures are described on the proxy card and are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders submitting voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholders.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Pacific Time, on June 3, 2008. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocability of Proxies

Stockholders may revoke their proxies at any time before they are voted at the Annual Meeting in any one of the following ways: voting by Internet or by telephone, by attending the Annual Meeting and voting in person or by filing a written notice of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company at our principal executive office, 3005 First Avenue, Seattle, Washington 98121. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If the shares are held in the name of a bank, broker or other nominee, the stockholder must obtain a proxy executed in his or her favor from the nominee to be able to vote at the meeting.

Stockholder Proposals for the 2009 Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for the Company’s 2009 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) is the close of business on December 26, 2008. Stockholders who do not wish to use the mechanism provided by the rules of the Securities and Exchange Commission (the “SEC”) in proposing a matter for action at the next annual meeting must notify us in writing of the proposal and the information required by the provisions of our Amended and Restated Bylaws dealing with advance notice of stockholder proposals and director nominations. The notice must be submitted in writing to us not less than 90 days nor more than 120 days before the first anniversary of the previous year’s annual meeting. Accordingly, any stockholder proposal for next year’s meeting submitted to us on or between February 4, 2009 and March 6, 2009 will be considered filed on a timely basis.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the division of our Board of Directors into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

Our Board of Directors is presently composed of nine members. There are three directors in the class whose term of office expires at the close of the Annual Meeting in 2008: Richard B. Brewer, Mitchell H. Gold, M.D. and Ruth B. Kunath. Ms. Kunath has determined not to stand for re-election to the Board of Directors for a new three-year term, and our Board of Directors has reduced the size of our Board effective as of the close of the Annual Meeting from nine directors to eight. Accordingly, the class elected at the 2008 Annual Meeting will consist of two directors. Each of the nominees for election to this class is currently a director of our company who was previously elected by the stockholders and has been nominated for re-election upon recommendation of our Corporate Governance Committee and our Board of Directors. If elected at the Annual Meeting, Mr. Brewer and Dr. Gold would serve until the 2011 Annual Meeting and until his successor is elected and has been duly qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes cast, present in person or represented by proxy and entitled to vote at the Annual Meeting. Proxies will be voted, unless authority is withheld, for the election of the two nominees named below. In the event that any nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

The Board of Directors has determined that six of its eight current and continuing directors and director nominees are independent under the rules of the SEC and the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”). Those directors are Ms. Bayh, Mr. Brewer, Mr. Canet, Dr. Dziurzynski, Dr. Ingle and Mr. Watson.

Set forth below is biographical information for each person nominated for election at the Annual Meeting for a term expiring at the 2011 Annual Meeting and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

Richard B. Brewer, age 57, has served as our Chairman of the Board of Directors since June 2004 and has served as one of our directors since February 2004. He is the founding partner of Crest Asset Management, a management advisory and investment firm, a position he has held since January 2003. Since 2006, Mr. Brewer has served as the President and CEO of Arca Discovery, Inc., a privately-held biotechnology company focused on genetically-targeted therapies for heart failure. From September 1998 until February 2004, Mr. Brewer served as Chief Executive Officer and President of Scios Inc., a biopharmaceutical company. From 1996 until 1998, Mr. Brewer served as the Chief Operating Officer at Heartport, a cardiovascular device company. From 1984 until 1995, Mr. Brewer was employed by Genentech, Inc., a biotechnology company, and served as its Senior Vice President of Sales and Marketing, and Senior Vice President of Genentech Europe and Canada. Mr. Brewer serves as a director of SRI International, an independent, non-profit research group. He is an advisory board member at the Kellogg Graduate School of Management Center for Biotechnology at Northwestern University. Mr. Brewer holds a B.S. from Virginia Polytechnic Institute and an M.B.A. from Northwestern University.

Mitchell H. Gold, M.D., age 41, has served as our Chief Executive Officer since January 1, 2003, and as a director since May 2002. Dr. Gold also served as the Company’s Vice President of Business Development from June 2001 to May 2002, and as the Company’s Chief Business Officer from May 2002 through December 2002. From April 2000 to May 2001, Dr. Gold served as Vice President of Business Development and Vice President of Sales

and Marketing for Data Critical Corporation, a company engaged in wireless transmission of critical healthcare data, now a division of GE Medical. From 1995 to April 2000, Dr. Gold was the President and Chief Executive Officer, and a co-founder of Elixis Corporation, a medical information systems company. From 1993 to 1998, Dr. Gold was a resident physician in the Department of Urology at the University of Washington. Dr. Gold currently serves on the boards of the University of Washington/Fred Hutchinson Cancer Research Center Prostate Cancer Institute and the Washington Biotechnology and BioMedical Association. Dr. Gold received his B.S. from the University of Wisconsin-Madison and his M.D. from Rush Medical College.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE.

Directors Continuing in Office until the 2009 Annual Meeting

Susan B. Bayh, age 48, has served as one of our directors since our acquisition of Corvas International, Inc. (“Corvas”), a biotechnology company, in July 2003. Prior to that, she had served as a director of Corvas since June 2000. From 1994 to 2004, she has been a Distinguished Visiting Professor at the College of Business Administration at Butler University in Indianapolis, Indiana. From 1994 to 2001, she was a Commissioner for the International Commission between the United States and Canada, overseeing compliance with environmental and water level treaties for the United States-Canada border. From 1989 to 1994, Ms. Bayh served as an attorney in the Pharmaceutical Division of Eli Lilly and Company, a pharmaceutical company. She currently serves on the Boards of Directors of Wellpoint, Inc., a health benefits company, Dyax Corp., a biotechnology company, Curis, Inc., a therapeutic drug development company, Emmis Communications, a diversified media company, and Nastech Pharmaceutical Co. Inc., a biotechnology company. Ms. Bayh received a B.S. from the University of California, Berkeley and her J.D. from the University of Southern California Law School.

M. Blake Ingle, Ph.D., age 65, has served as one of our directors since our acquisition of Corvas in July 2003. Prior to that, Dr. Ingle had served as Chairman of Corvas since June 1999 and as a director of Corvas since January 1994. Since 1998, Dr. Ingle has been a general partner of Inglewood Ventures, a venture capital firm. From March 1993 to February 1996 when it was acquired by Schering-Plough, he was the President and Chief Executive Officer of Canji, Inc., a biopharmaceutical company. From 1980 to 1993, he was employed in a variety of capacities with the IMCERA Group, Inc., a healthcare company consisting of Mallinckrodt Medical, Mallinckrodt Specialty Chemicals and Pitman Moore, last serving as President and Chief Executive Officer. Dr. Ingle currently serves on the Board of Directors of Bridgetech Holdings International, Inc , a China-based medical technology company.

David L. Urdal, Ph.D., age 58, has served as our Senior Vice President and Chief Scientific Officer since June 2004. In January 2006, Dr. Urdal assumed oversight of manufacturing operations for the Company. Prior to June 2004, he served as Vice Chairman of the Company’s Board of Directors and Chief Scientific Officer since joining the Company in July 1995. He served as the Company’s President from January 2001 to December 2003, and he served as the Company’s Executive Vice President from January 1999 through December 2000. From 1982 until July 1995, Dr. Urdal held various positions with Immunex Corporation, a biotechnology company, including President of Immunex Manufacturing Corporation, Vice President and Director of Development, and head of the departments of biochemistry and membrane biochemistry. Dr. Urdal also serves as a director of Gene Logic Inc., a biopharmaceutical development company and VLST Corporation, a biopharmaceutical development company. Dr. Urdal received a B.S. and M.S. in Public Health and a Ph.D. in Biochemical Oncology from the University of Washington.

Directors Continuing in Office until the 2010 Annual Meeting

Gerardo Canet, age 62, has served as one of our directors since December 1996. Mr. Canet is Chairman of the Board of Directors of IntegraMed America, Inc., and from 1994 to 2005, served as its Chief Executive Officer. IntegraMed provides services to patients and medical practices that specialize in the diagnosis and treatment of infertility. From 1989 to 1994, Mr. Canet held various executive management positions with Curative Health Services, Inc., a health services company, and upon his departure was Executive Vice President and President of its Wound Care Business Unit. Mr. Canet received a B.A. in Economics from Tufts University and an M.B.A. from Suffolk University.

Bogdan Dziurzynski, D.P.A., age 59, has served as one of our directors since May 2001. Since 2001, Dr. Dziurzynski has been a consultant in strategic regulatory management to the biotechnology industry and serves on the Board of Directors of Allostera Pharma Inc. and the Biologics Consulting Group, Inc. Dr. Dziurzynski currently serves as chairman of the board of the Regulatory Affairs Professional Society and served as president last year. He also serves as an advisory board member of Integrated Biotherapeutics, Inc. From 1994 to 2001, Dr. Dziurzynski was the Senior Vice President of Regulatory Affairs and Quality Assurance for MedImmune, Inc., a biotechnology company. From 1988 to 1994, Dr. Dziurzynski was Vice President of Regulatory Affairs and Quality Assurance for Immunex Corporation, a biotechnology company. Dr. Dziurzynski has a B.A. in Psychology from Rutgers University, an M.B.A. from Seattle University and a Doctorate in Public Administration from the University of Southern California.

Douglas G. Watson, age 63, has served as one of our directors since February 2000. Mr. Watson is Chief Executive Officer of Pittencrieff Glen Associates, a consulting firm that he founded in July 1999. From January 1997 to May 1999, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis AG. From April 1996 to December 1996, Mr. Watson served as President and Chief Executive Officer of Ciba-Geigy Corporation, which merged into Novartis Corporation in December 1996. Mr. Watson’s career spanned 33 years with Novartis, having joined Geigy (UK) Ltd. in 1966. Mr. Watson also currently serves as chairman of OraSure Technologies, Inc., a medical diagnostics company, chairman of Javelin Pharmaceuticals, Inc., a pharmaceutical company, and as a director of Genta Incorporated, a biopharmaceutical company, and BioMimetic Therapeutics, Inc., a pharmaceutical company. Mr. Watson received an M.A. in Pure Mathematics from Churchill College, Cambridge University and holds an ACMA qualification as an Associate of the Chartered Institute of Management Accountants.

Board of Directors Committees and Meetings

In 2007, the Board of Directors held fourteen meetings. We encourage but do not require the directors to attend the Annual Meeting. We schedule a regular meeting of the Board of Directors immediately following the Annual Meeting. All of our directors attended the 2007 Annual Meeting of Stockholders. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. All directors attended more than 75% of the aggregate of the meetings of the Board and the committees on which he or she served.

Audit Committee

We have a designated standing Audit Committee. The Board of Directors recently adopted amendments to the Audit Committee Charter. The Audit Committee Charter, as amended, is attached as Appendix A to this Proxy Statement and is available on our investor relations website at http://investor.dendreon.com/governance.cfm. The Audit Committee has the responsibility and authority set forth in Rule 4350(d)(3) of Nasdaq’s listing standards under the charter. The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Among other things, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements, reviewing and discussing with our independent auditors critical accounting policies and practices for our company, engaging in discussions with management and the independent auditors to assess risk for the company and management thereof, and reviewing with management and the independent auditors the effectiveness of our internal controls and disclosure controls and procedures. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors, including the resolution of disagreements, if any, between management and the auditors regarding financial reporting. In addition, the Audit Committee is responsible for reviewing and approving any related party transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

The Audit Committee is currently composed of Mr. Watson (Chair), Dr. Ingle and Ms. Kunath, each of whom the Board of Directors has determined is independent under SEC rules and Nasdaq listing standards. The Audit Committee met seven times during 2007. The Board of Directors determined based on relevant business experience that Mr. Watson, Dr. Ingle and Ms. Kunath are each an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee develops compensation policies and implements compensation programs, makes recommendations annually concerning salaries and incentive compensation, awards stock options and restricted stock to officers and employees under our stock incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate in accordance with the Compensation Committee Charter, which is available on our investor relations website. Compensation for our named executive officers each year is usually determined prior to the first quarter of the relevant year. When determining annual compensation levels and targets, the Compensation Committee reviews and approves individual and corporate goals and objectives for the current year, evaluates individual performance in light of the goals and objectives established for the prior year, considers competitive market data and establishes compensation based on these factors or in the case of our named executive officers, makes recommendations to our Board of Directors, who then act as a whole to set compensation based on these factors. The values of each component of total direct compensation (base salary, target annual cash incentive and equity awards) for the current year, as well as total annual compensation for the prior year are all considered collectively by our Compensation Committee as part of this process.

Our Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist our Compensation Committee in determining the compensation of our executive officers. Our Compensation Committee may, from time to time, delegate certain authority to authorized persons internally, including our human resources department, to carry out certain administrative duties. The Compensation Committee holds executive sessions (with no members of management present) at the majority of its meetings.

The Compensation Committee is currently composed of Mr. Canet (Chair), Ms. Bayh and Dr. Dziurzynski, each of whom is independent under Nasdaq listing standards. The Compensation Committee met five times during 2007. No member of our Compensation Committee has been an officer or employee of our company at any time. None of our executive officers during 2007 served as a director or as a member of the compensation committee of another entity that has an executive officer who served as a director of the Company or on our Compensation Committee during 2007.

Corporate Governance Committee

The Corporate Governance Committee considers and makes recommendations regarding corporate governance requirements and principles, periodically reviews the performance and operations of the standing committees of the Board of Directors and evaluates and recommends individuals for membership on the Company’s Board of Directors and committees. The Corporate Governance Committee Charter is available on our investor relations website.

Potential nominees for director are referred to the Corporate Governance Committee for consideration and evaluation. If the Committee identifies a need to replace a current member of the Board of Directors, to fill a vacancy in or to expand the size of the Board of Directors, the Corporate Governance Committee will consider those individuals recommended as candidates for Board membership, including those recommended by stockholders, and hold meetings to evaluate biographical information and background material relating to candidates, and interview any selected candidates.

According to its adopted policy, the Corporate Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, our advisors and executive search firms. The Corporate Governance Committee will consider director candidates recommended by stockholders and will evaluate those candidates in the same manner as candidates recommended by other sources if stockholders submitting recommendations follow the procedures established by the Corporate Governance Committee. We did not implement any changes to our process for stockholder recommendations of director nominees during 2007.

In making recommendations for director nominees for the annual meeting of stockholders, the Corporate Governance Committee will consider any written recommendations of director candidates by stockholders received by our Corporate Secretary not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary of the previous year’s annual meeting of stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, as well as the name and contact information of the stockholder or stockholders making the recommendation, and such other information as may be required under our Amended and Restated Bylaws. Recommendations must be mailed to Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, Attention: Corporate Secretary, faxed to our Corporate Secretary at (206) 219-7211 or e-mailed to secretary@dendreon.com.

No stockholder recommendations for director nominees were received for consideration at the Annual Meeting.

The Board of Directors does not currently prescribe any minimum qualifications for director candidates. The Corporate Governance Committee will consider our current needs and the qualities needed for Board of Directors service, including experience and achievement in business, finance, biotechnology, health sciences or other areas relevant to our activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC rules and the listing standards of Nasdaq; service on other boards of directors; sufficient time to devote to Board of Directors matters; and the ability to work effectively with other members of our Board of Directors.

The Corporate Governance Committee is currently composed of Ms. Bayh (Chair), Drs. Dziurzynski and Ingle and Ms. Kunath. Each Committee member is independent under Nasdaq listing standards. The Corporate Governance Committee met three times during 2007.

Stockholder Communications with the Board of Directors

We have established a procedure for stockholders to communicate with the Board of Directors or a particular Board committee. Communications should be in writing, addressed to: Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, and marked to the attention of the Board of Directors or any of its individual committees. Copies of all communications so addressed will be promptly forwarded to the chair of the committee involved, or in the case of communications addressed to the Board of Directors as a whole, to the Corporate Governance Committee.

Director Independence

Our Corporate Governance Committee and our Board have determined that each of our non-employee directors is independent under Nasdaq listing standards. Dr. Gold and Dr. Urdal are not independent based on their service as our Chief Executive Officer and President, and our Senior Vice President and Chief Scientific Officer, respectively. In making its independence determinations, the Corporate Governance Committee each year reviews any transactions and relationships between the director, or any member of his or her immediate family, and the Company, and is based on information provided by the director, company records and publicly available information during the year. Specifically, the Corporate Governance Committee will consider the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between our company and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between our company and any other public company for which the non-employee director serves as a director. During 2007, there were no relationships or transactions in these categories reviewed by the Corporate Governance Committee, nor were there any other similar relationships or transactions the Corporate Governance Committee considered.

Director Compensation

We compensate only our non-employee directors for serving on our Board of Directors. Our Board of Directors has adopted guidelines for the compensation of our non-employee directors. Under these guidelines, each non-employee director receives an annual retainer of $35,000 that is paid ratably at the end of each quarter. In addition, the Chairman of the Board receives an additional $75,000 retainer per year, and the chairs of each of our Audit,

Compensation and Corporate Governance Committees receive an additional $10,000, $8,000, and $4,000, respectively, retainer per year. These amounts are also paid ratably at the end of each quarter. For 2007, the total cash compensation earned by our non-employee directors was $342,000. We also reimburse each of our directors for expenses incurred in connection with attending Board of Directors’ meetings and for their service as directors in accordance with company policy.

When they first join our Board of Directors, our non-employee directors are also granted an option to purchase 22,500 shares of Common Stock under our amended 2000 Equity Incentive Plan, which we refer to as our 2000 Equity Incentive Plan. The option vests as to 7,500 of the shares on each of the grant date and the first two anniversaries of the grant date. The 2000 Equity Incentive Plan also provides that each non-employee director will receive, in the third December following his or her election to the Board of Directors and each December thereafter, an annual grant of an option to purchase the number of shares of Common Stock equal to $100,000 divided by a number representing the value of an option to purchase one share of Common Stock as of the grant date. We will determine the value of an option to purchase one share of Common Stock each year using the Black-Scholes-Merton option valuation methodology and assumptions described in our financial statements to estimate the value of compensatory stock options. All options granted to our non-employee directors will be granted at the closing price of our Common Stock on the Nasdaq Global Market on the grant date.

The table below sets forth, for each non-employee director, the amount of cash compensation paid by us and the value of stock options received from us for his or her service during 2007:

2007 Director Compensation Table

	Fees Earned or Paid in Cash		Option Awards	Total
Name	($)		($)(1)(2)	($)

Richard B. Brewer	$110,000	(3)	$100,000	$210,000
Susan B. Bayh	39,000	(4)	100,000	139,000
Gerardo Canet	43,000	(5)	100,000	143,000
Bogdan Dziurzynski, D.P.A.	35,000		100,000	135,000
M. Blake Ingle, Ph. D.	35,000		100,000	135,000
Ruth B. Kunath	35,000		100,000	135,000
Douglas G. Watson	45,000	(6)	100,000	145,000

(1)	Amounts shown reflect the compensation cost recognized by us in 2007 with respect to stock option awards granted in 2007, as determined in accordance with FAS 123R (except that estimated forfeitures have been disregarded for this purpose). The assumptions used to determine these amounts are discussed in Note 9 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There were no forfeitures of stock options by our directors during 2007.

(2)	Our non-employee directors had option awards outstanding as of December 31, 2007 for the following number of shares: Mr. Brewer, 104,171; Ms. Bayh, 101,721; Mr. Canet, 109,171; Dr. Dziurzynski, 114,171; Dr. Ingle, 103,071; Ms. Kunath, 56,621 and Mr. Watson, 128,071. Each non-employee director received an option grant in 2007 for 28,671 shares of Common Stock, with an exercise price of $4.90, on December 5, 2007. The option was immediately exercisable on the grant date. The entire grant date fair value (including amounts reported for 2007) of the option award issued to each of the non-employee directors in 2007 was $100,000.

(3)	Amounts shown include retainer and Chairman of the Board fee earned during 2007.

(4)	Amounts shown include retainer and Corporate Governance Committee chair fee earned during 2007.

(5)	Amounts shown include retainer and Compensation Committee chair fee earned during 2007.

(6)	Amounts shown include retainer and Audit Committee chair fee earned during 2007.

Under the corporate governance principles adopted by our Board of Directors in 2005, our non-employee directors are encouraged to own stock in our company in an amount equal to one times the annual general Board of Directors’ retainer. This ownership target is intended to be achieved within twenty-four months after a director joins our Board of Directors, and stock acquired to satisfy the target is expected to be a long-term investment. As of December 31, 2007, approximately 40% of our non-employee directors met their applicable ownership guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 9, 2008, based on 93,206,922 shares outstanding as of that date, by (1) each person or group who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock, (2) each director of the Company, (3) each executive officer named in the Summary Compensation Table under “Executive Compensation”, and (4) all of the Company’s directors and executive officers as a group.

	Beneficial Ownership
	Shares	Shares	Total	Percentage
	Beneficially	Acquirable	Beneficial	Beneficially
Name and Address(1)	Owned	Within 60 Days(2)	Ownership	Owned

Jacob Gottlieb(3)	8,566,610			9.2%
JG Asset, LLC Visium Asset Management, LP 950 Third Avenue New York, NY 10022
Capital Ventures International(4)	8,000,000			8.6
One Capital Place P.O. Box 1787 GT Grand Cayman, Cayman Islands British West Indies
BNP Paribas Arbitrage SA(5)	6,916,101			7.4
787 Seventh Ave. New York, NY 10019
Morgan Stanley(6)	5,400,073			5.8
1585 Broadway New York, NY 10036
Mitchell H. Gold, M.D.	389,690	625,938	1,015,628	1.1
Mark W. Frohlich, M.D.	93,874	24,642	118,516		*
Richard F. Hamm, Jr.	175,878	171,732	347,610		*
Gregory T. Schiffman	266,316	—	266,316		*
David L. Urdal, Ph.D.(7)	577,599	391,563	969,162	1.0
Susan B. Bayh	1,000	101,721	102,721		*
Richard B. Brewer	4,400	104,171	108,571		*
Gerardo Canet	8,456	109,171	117,627		*
Bogdan Dziurzynski, D.P.A	25,000	114,171	139,171		*
M. Blake Ingle, Ph.D.	4,950	100,821	105,771		*
Ruth B. Kunath	2,000	56,621	58,621		*
Douglas G. Watson	10,000	128,071	138,071		*
All executive officers and directors as a group (12 persons)	1,559,163	1,928,622	3,487,785	3.7

*	Less than 1%.

(1)	The information set forth in this table is based upon information supplied to the Company by the Company’s officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated, and subject to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2)	Reflects the number of shares that could be purchased by exercise of options vested at April 9, 2008 or within 60 days thereafter.

(3)	According to a Schedule 13G filed with the SEC on February 14, 2008, Jacob Gottlieb reported that as Managing Member of JG Asset, LLC, which is the General Partner of Visium Asset Management, LP, an investment advisor to pooled investment vehicles, he has sole voting power and sole dispositive power with respect to 8,566,610 shares of our common stock. According to the Schedule 13G, Jacob Gottlieb beneficially owned 9.85% of our common stock as of December 31, 2007. Visium Asset Management, LP, JG Asset, LLC and Jacob Gottlieb disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interests therein. The business address of Jacob Gottlieb is 950 Third Avenue, New York, New York 10022.

(4)	According to a Schedule 13G filed with the SEC on April 14, 2008, Capital Ventures International had shared voting and shared dispositive power together with its investment manager, Heights Capital Management, over 8,000,000 shares of our Common Stock.

(5)	According to a Schedule 13G filed with the SEC on September 10, 2007, BNP Paribas Arbitrage SA, has sole voting power and sole dispositive power with respect to 6,916,101 shares of our common stock. According to the Schedule 13G, BNP Paribas Arbitrage SA beneficially owned 8.18% of our common stock as of June 30, 2007. The business address of BNP Paribas Arbitrage is 787 Seventh Avenue, New York, New York 10019.

(6)	According to a Schedule 13G filed with the SEC on February 14, 2008, Morgan Stanley, has sole voting power with respect to 5,375,191 shares of our common stock and shared voting power with respect to 3,650 shares of our common stock, and sole dispositive power with respect to 5,400,073 shares. According to the Schedule 13G, Morgan Stanley beneficially owned 6.4% of our common stock as of December 31, 2007. The business address of Morgan Stanley is 1585 Broadway, New York, New York 10036.

(7)	Includes 436,494 shares owned jointly with Dr. Urdal’s wife, Shirley G. Urdal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. The Company’s directors and executive officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all forms that each has filed pursuant to Section 16(a) of the Exchange Act.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during 2007, SEC filings and certain written representations that no other reports were required, during the fiscal year ended December 31, 2007, the Company’s officers, directors and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements, except for two late Form 4 filings for Ruth B. Kunath, which were filed within two days of their due date.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of our Executive Compensation Program

Our company’s mission is to discover, develop and commercialize new therapeutics that target cancer and have the power to transform lives. To achieve this mission, we seek to attract and retain the most talented executive officers and other employees, reward them for helping achieve our business objectives and motivate them to enhance long-term stockholder value by achieving commercialization of our primary product candidate. As a result, the goals of our executive compensation program are to align senior executive compensation with the achievement of our company’s business objectives and corporate performance. Each year, we expect that if we achieve our corporate objectives, our executive compensation program will reward our most senior executive officers for the multiple responsibilities that they have met in helping us succeed in reaching our goals. We also expect that compensation for our most senior executive officers will be less in years in which we do not achieve all of our corporate objectives.

Role of Our Compensation Committee

Our company’s compensation policies and practices are developed by the Compensation Committee of our Board of Directors and implemented by our Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee’s responsibility is to review and consider annually the performance of our management in achieving both corporate and individual goals and objectives and to assure that our company’s compensation policies and practices are competitive and effective to motivate management. The responsibilities of the Compensation Committee are laid out in its charter and include:

•	taking any and all actions that may be taken by our Board of Directors with respect to fixing the compensation level of officers and employees of our company;

•	proposing the adoption, amendment and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plans, and other similar programs, which we refer to as our compensation plans;

•	granting rights, participation and interests in our compensation plans to eligible participants; and

•	reviewing, advising and approving such other compensation matters as our Board of Directors may wish.

Our Compensation Committee met five times in 2007. In addition, the Compensation Committee held discussions with management, approved compensation plan awards, approved an amendment to one of our equity-based compensation plans, reviewed and structured our corporate objectives and reviewed the elements and structure of our total compensation packages for 2007.

Role of our Compensation Consultant and Benchmarking Practices

Prior to 2006, our Compensation Committee used a comprehensive November 2004 executive compensation analysis conducted by Mellon Human Resources & Investor Solutions (which we refer to as the Mellon report) as a guideline in making its executive compensation decisions. The Mellon report contained various valuation assessments upon which compensation decisions, including the level and amount of equity awards, were based. In 2006, our Compensation Committee retained an independent compensation consultant, Mercer Human Resource Consulting, to review our compensation practices and policies and provide a current market assessment of the competitiveness of our pay practices. The Mellon report, however, remains an important resource for our Compensation Committee in reviewing and evaluating executive compensation.

For 2006, Mercer was engaged by and directed by the Compensation Committee to review, among other things, the compensation payable to certain officers (including the officers named in our 2007 Summary Compensation Table below, who we refer to as our named executive officers), and also eight other vice president- level positions within our company. Mercer, in collaboration with the Compensation Committee, identified a peer group of companies within our industry with a business focus similar to ours, and with a market capitalization within a range of 50% to 200% of our company’s September 2006 market capitalization of $318 million. The peer group of companies identified was CV Therapeutics Inc.; Encysive Pharmaceuticals Inc.; Progenics Pharmaceuticals Inc.; Cell Genesys Inc.; Geron Corp.; NPS Pharmaceuticals Inc. and Acadia Pharmaceuticals Inc.

After identifying this peer group, Mercer benchmarked compensation levels (both total compensation and individual compensation components) for each of our named executive officer positions against the same or similar positions, or executives performing similar functions, within this peer group over both a one-year and a three-year period. Mercer also reviewed and benchmarked compensation data for the eight identified vice president-level positions within our company using publicly available survey sources and Radford survey data provided by us. We gather Radford survey data each year regarding other biotechnology companies for general use by our senior management team and Compensation Committee in formulating recommendations for overall annual salary increases for our entire company and for individual named executive officer compensation recommendations. We chose to use this information because Radford is a comprehensive and objective source of information on compensation and pay matters.

As a result of its 2006 review, Mercer found that, although across the executive positions individual compensation elements were higher in some cases and lower in other cases than the peer group benchmarks, overall, the compensation levels for our named executive officers were in line with the pay practices of the peer group. Mercer presented the results of its review to the Compensation Committee, which then selected the 60th and 75th percentiles among companies in our peer group as being a proper benchmark range consistent with our compensation philosophy and objectives. Based on the Mercer review, we determined that our overall compensation packages, as well as the various components, that we paid in 2006 and were expecting to pay to our named executive officers for 2007 were competitive with those paid by companies in our peer group. We also concluded that our pay practices for our vice president-level positions were also competitive.

For 2007, our Compensation Committee again examined the Mercer review and data and determined that, because the peer group companies identified in 2006 and the benchmarking reviews conducted in 2006 remained a sufficient basis for making compensation decisions for 2007, it did not deem it necessary to engage Mercer to conduct another benchmarking review. Instead, our Compensation Committee conducted its own review of current Radford survey data in order to verify the continuing relevance of the Mercer review and benchmarking, and to look for any material changes in compensatory practices in comparable biotechnology companies. Our Compensation Committee also looked once more to the Mellon report to verify that our compensation practices remain in line with the original aims for our compensation program. Our Compensation Committee also reviewed our compensation allocation practices for our named executive officers regarding cash payments and equity incentives, and long-term compensation components. Based on this information and these reviews, our Compensation Committee made appropriate recommendations for compensation adjustments and allocations for 2007, as described further in this Compensation Discussion and Analysis. We do not make internal pay equity considerations when reviewing or establishing executive compensation.

In 2006, our Compensation Committee also initiated a practice of reviewing a tally sheet setting forth all components of total compensation paid and payable to our named executive officers, including base compensation, annual cash incentives, long-term incentives consisting of equity awards, accumulated realized and unrealized stock option and restricted stock award gains, and potential change of control and severance benefits. This tally sheet is helpful because it highlights the effect of compensation decisions made over time on each named executive officer’s total annual compensation, which historical information our Compensation Committee was able to review on the same page for comparative purposes. In this way, the tally sheet helps our Compensation Committee see the equity stake that each of our named executive officers holds in the company, which is then used to review and evaluate potential equity awards in the current fiscal year. Our Compensation Committee continued the practice of reviewing a tally sheet for 2007.

Role of our Management Team

We encourage appropriate involvement by our senior management team in determining our compensation practices. In general, our senior management team supports our Compensation Committee with its tasks of developing and implementing our executive compensation programs. Our management team, primarily through our human resources department, annually reviews Radford survey data for comparable biotechnology companies and determines management’s recommendations for overall annual salary increases across the entire company and compensation levels for each of our executive officers. Our Chief Executive Officer also conducts all performance evaluations for our senior vice presidents, which performance reviews factor into decisions with respect to annual cash incentive awards described below. Our Chief Executive Officer and our Senior Vice President of Corporate Development and General Counsel regularly attend Compensation Committee meetings, and our Chief Executive Officer presents his recommendations and performance evaluation results to the Compensation Committee generally at the Compensation Committee’s November meeting.

Executive Compensation Programs Design Considerations

As mentioned above, the objective of our executive compensation programs is to attract, motivate and retain highly qualified employees, including senior executive officers, to help us achieve our business objectives. The principal components of our executive compensation program are base salary, annual cash incentives and long-term equity incentives. Our Compensation Committee determines the amounts to recommend to the Board of Directors for each compensation element for each named executive officer as a result of the management recommendations and benchmarking reviews discussed above, as well as based on its review of past corporate performance and goals for future corporate performance. Historically, given our lack of profitability to date and in order to provide a performance incentive, we have heavily-weighted total compensation in favor of equity incentive awards as compared to cash compensation. We expect to continue this practice as we continue to focus on sustainable business growth.

We have designed the elements of our executive compensation program, and our decisions regarding the amount paid for each element, to work together to meet our overall compensation objectives. Decisions regarding each element of compensation are considered when our Compensation Committee reviews the total compensation arrangement for each named executive officer and our executive officers as a group. In terms of the overall design of our executive compensation program, we generally emphasize incentive compensation components that are flexible and take into consideration our overall strategic advancement during the relevant calendar year with respect to designated corporate goals and, when applicable, individual contributions. As a result of our benchmarking activities described above, each component of our executive compensation program has been chosen to appropriately motivate and reward our executives within the highly competitive biotechnology industry and geographic region of our operations.

Our long-term incentive program, in particular, is designed so that a significant portion of each named executive officer’s total direct compensation is delivered in the form of equity (which for 2007 consisted of both stock options and restricted stock awards), rather than cash, to create incentives for long-term performance and to promote alignment with stockholder interests over the relevant periods. In this way, our named executive officers will receive substantially increased compensation if our stockholders experience increased value, instead of simply receiving median salary compensation adjustments year-after-year, regardless of company performance.

We also encourage important individual contributions to our company’s success and attempt to appropriately spur extraordinary efforts and achievement by rewarding our named executive officers for attaining our company’s objectives. Under the incentive components of our executive compensation program, we focus on achievement of significant company objectives, which are discussed in further detail below.

Impact of Company and Individual Performance on Executive Compensation

Achieving our corporate objectives is essential for the success of our business, and we place significant focus on pay for performance. The still early-growth stage of our company means that individual performance is critical in our achievement of our corporate objectives. We seek to encourage and reward both individual performance and the achievement of our corporate objectives through our incentive compensation components.

Annual cash incentive target opportunities are established each year as a percentage of base salary for each named executive officer. As discussed further below, payouts for the annual cash incentive opportunities are made based on two distinct evaluations: corporate objectives and individual performance. In this way, the annual cash incentive award is earned based on whether our company achieves its pre-established strategic objectives as well as on an assessment of each named executive officer’s annual individual performance. Individual performance is evaluated based on the named executive officer’s individual contributions toward the achievement of our corporate objectives, which evaluation measures performance regarding factors including leadership, staff development, modeling company values, fiscal responsibility, technical capabilities, teamwork, effective communication, quality and excellence, and corporate stewardship. For 2007, the most important factors considered by the Compensation Committee were leadership, staff development and teamwork. In reviewing these material factors, the Compensation Committee considered each named executive officer’s ability to lead his group or department, vision and innovation, development of collaborative and cooperative working relationships, follow-through on commitments, contributions to teamwork, ability to coach and mentor employees, establish clear expectations and employee development plans and manage employee relations issues effectively.

Although our named executive officers earn the company performance portion of their annual cash incentive awards based on pre-established corporate objectives, the individual performance portion of each annual cash incentive award is not earned based on pre-established targets or objectives. Instead, the individual performance portion is based on a discretionary, hindsight evaluation as to whether the officer is entitled to additional reward for his or her efforts. Our Chief Executive Officer conducts all performance evaluations for our senior vice presidents, and our Chairman of the Board of Directors conducts the performance evaluation for our Chief Executive Officer.

Analysis of 2007 Executive Compensation Components

As discussed above, we review and compare our total compensation and each compensation element through benchmarking processes to ensure the competitiveness of both our executive compensation program as a whole and the total compensation packages for our named executive officers. The principal components for the compensation of each of our named executive officers are:

•	base salary, which is reviewed on an annual basis;

•	annual cash incentive, which is determined each year based on the achievement of company objectives and individual performance; and

•	long-term equity incentives (in 2007, we included performance acceleration events for certain of these awards).

Base Salary.  Base salary serves as the foundation of our executive compensation program. We pay base salary to attract and retain executives and to remain comparable with our peer companies. We establish the other key components of each named executive officer’s compensation package, including long-term equity incentives and termination payments, with reference to his or her base salary.

We establish base salaries for our named executive officers when they join our company or upon promotion, and we generally aim to establish base salaries at approximately the 75th percentile when compared to comparable positions within our peer group. Our Compensation Committee and Board of Directors annually review each named executive officer’s base salary. When reviewing base salaries, the Compensation Committee and Board of Directors consider corporate performance and executive performance reviews for the prior year, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. Annual increases in base salary are also generally tied to annual cost of living increases and market-driven annual salary increases across the entire company or within our industry, as recommended by management based on its review of Radford survey data.

For 2008, our management team presented a proposal to the Compensation Committee for our senior executives to receive increased long-term equity compensation awards instead of base salary increases for the fiscal year. By this proposal, our senior executives sought to raise their current equity compensation to the upper range of benchmarking data provided in the Mellon report in November 2004. Our Compensation Committee reviewed, considered and adopted management’s proposal. Our Compensation Committee made this decision based on its review of the benchmarking data and its determination that our named executive officers’ current equity compensation was generally lower than that paid by the peer group. For more information about our base salaries for 2006 and 2007, see “Executive Compensation— Summary Compensation Table” below.

Annual Cash Incentives.  As discussed above, we pay annual cash incentives to encourage and reward our named executive officers for both the achievement of our corporate objectives and individual performance. Actual payouts for our annual cash incentive awards for each named executive officer are based on a combination of achievement of specified company objectives established at the beginning of the year and individual performance (evaluated as discussed above), which is evaluated at the end of the year.

Annual cash incentive opportunities for our named executive officers for 2007 were established by our Compensation Committee in December 2006 as percentages of base salary. Our named executive officers’ 2007 target cash incentive awards, expressed as a percentage of base salary, were: Dr. Gold, 50%; Mr. Schiffman, 40%; Dr. Frohlich, 28%; Mr. Hamm, 40%; and Dr. Urdal, 40%. These bonus opportunity thresholds were established many years ago and are included in our executive employment agreements. For 2007, the corporate portion of our annual cash incentive opportunity was established at 80% for Dr. Gold, 75% for each of Messrs. Hamm and Schiffman and Dr. Urdal and 70% for Dr. Frohlich in 2007. These percentages were originally chosen when we adopted our management incentive plan in 2005 based on each named executive officer’s expected ability to impact corporate performance. Dr. Frohlich was named Senior Vice President of Clinical Affairs and Chief Medical Officer on December 5, 2007 and his target cash incentive award will increase to 40% of his base salary and the corporate portion of his target bonus award will increase to 75% in 2008.

Our company’s primary mission for 2007 was to advance Provenge® (sipuleucel-T), our most advanced active cellular immunotherapy product candidate, as far as possible toward commercialization, which was significantly dependent on the U.S. Food and Drug Administration, or FDA, response to our biologics license application for Provenge. To achieve this mission, in January 2007, we established the following specific and event-driven corporate objectives for 2007:

•	to continue to focus significant and primary corporate activities to achieving FDA approval of our biologics license application for Provenge, and in the event we received FDA approval of our biologics license application following FDA advisory committee input, then our goals were to raise sufficient funds to pursue the launch of Provenge as expeditiously as possible, including expanding our manufacturing capacity, establishing specialized technology systems and acquiring and funding other necessary resources to commercialization.

At the same time, however, we also established an alternative set of specific corporate objectives for 2007 to be effective in the event that the FDA took action in 2007 other than to approve our initial biologics license application for Provenge, which goals were to:

•	receive a complete response letter from the FDA with respect to our biologics license application for Provenge that did not require initiation of a new clinical trial for Provenge;

•	complete enrollment in our D9902B clinical study; and

•	retain or raise sufficient cash on hand during 2007 to provide us with additional capital for operating costs and expenditures with the goal of supporting the pursuit of commercialization of Provenge into 2008.

We use generally non-quantifiable objectives such as these because advancing our primary product to market, and ensuring that we have enough capital to do so, are the primary ways in which we will achieve near-term company success and secure value for our stockholders. Our corporate goals for 2008 also consist mostly of operating, strategic and financial goals that are similar to last year’s goals with the primary focus on continuing to prepare for the commercialization of Provenge.

The FDA did not approve our initial biologics license application for Provenge in 2007, so we began operating under the alternative set of corporate objectives set forth above. For 2007, we achieved each of these alternative corporate objectives. In May 2007, we received a complete response letter from the FDA for our biologics license application for Provenge. In October 2007, we completed enrollment in our 9902B clinical trial for Provenge. At December 31, 2007, we had approximately $120 million in cash, cash equivalents and short-term and long-term investments, including proceeds from our issuance of $85.25 million in convertible senior subordinated notes due 2014 in June and July 2007.

Each year, our Compensation Committee retains the discretion to adjust target annual cash incentive awards to take into account changes in corporate circumstances and individual opportunities and performance throughout the year. In December 2007, our Compensation Committee recommended that achievement of our company objectives in 2007 merited a 100% payout of the corporate portion of our named executive officers’ annual cash incentive target opportunities, which recommendation our Board of Directors approved. The balance of each named executive officer’s annual cash incentive payout was then determined based on individual performance, which was determined by our Compensation Committee through its evaluation of each officer’s performance review and measurement of the material factors as described above under “— Impact of Company and Individual Performance on Executive Compensation.” After reviewing each named executive officer’s 2007 performance evaluation, our Compensation Committee determined that the 20% individual performance component of Dr. Gold’s annual cash incentive opportunity would payout at 65%, resulting in Dr. Gold achieving 93% of his total annual cash incentive opportunity and a payout of approximately 47% (target was 50%) of his base salary. The Compensation Committee also determined that the 20% individual performance component of each of Messrs. Hamm and Schiffman’s and Drs. Frohlich and Urdal’s annual cash incentive opportunities would payout at 100%. For more information about our annual cash incentive awards and payouts for 2007, see “Executive Compensation — Summary Compensation Table” and “Executive Compensation — 2007 Grants of Plan-Based Awards Table” below.

Long-Term Equity Incentives.  We provide long-term equity incentive opportunities to our named executive officers to align senior executive compensation with our stockholders’ ownership interests, and to motivate our named executive officers to work to achieve specific operating goals that will generate stockholder value. By generating additional stockholder value, our named executive officers will also create equity rewards for themselves that bring their total compensation to competitive levels.

Our long-term incentive program for our named executive officers consists of stock options and restricted stock grants pursuant to our 2000 Equity Incentive Plan and our 2002 Broad-Based Equity Incentive Plan, as amended, which we refer to as the 2002 Equity Incentive Plan. We refer to these two plans together as our stock plans. Our long-term incentive program also consists of the opportunity to purchase Common Stock through our 2000 Employee Stock Purchase Plan, in which our named executive officers participate on the same basis as all company employees.

Our Compensation Committee generally offers a mix of stock options and restricted stock each year as equity awards for both incentive and retention purposes under our stock plans. Stock options and restricted stock granted to our named executive officers under the stock plans generally vest over a four-year period, which time-based vesting encourages our executives to remain employed by us. We also believe in the inherent performance nature of options, however, as the value of the stock option to the executive will increase based on goal achievement that causes market appreciation of our Common Stock. We also believe that performance-based restricted stock grants allow us to target specific performance targets and reward named executive officers if those targets are met. Finally, we believe that time-based restricted stock grants serve as a strong retention vehicle at this critical juncture in our company’s history. Through stock option and restricted stock grants, executives and employees receive significant equity as an incentive to assist us in building long-term stockholder value.

We generally make incentive equity awards during December and January each year, and occasionally make additional awards during the year for retention purposes. Additionally, in the event that an executive officer or a designated key employee is hired during the year, a grant may be made at the time of his or her commencement of employment. When making equity awards for 2007, our Compensation Committee agreed on an award measured in dollars for each named executive officer, and then distributes the agreed-upon value to the executive in the form of equity measured using the Black-Scholes-Merton method. Our Compensation Committee considers the number of outstanding options, both vested and unvested, held by our named executive officers when awarding new grants, which consideration may cause the Compensation Committee to increase or decrease the size of an additional grant.

In June 2007, our Board of Directors approved the Compensation Committee’s recommendation to make special retention grants of performance-based restricted stock to:

•	Dr. Gold in the amount of 112,500 shares;

•	Messrs. Hamm and Schiffman and Dr. Urdal in the amount of 33,750 shares; and

•	Dr. Frohlich in the amount of 22,500 shares.

In the light of the FDA’s request for more information about Provenge, our Compensation Committee recommended these awards to motivate and incentivize our executive officers to continue to advance Provenge towards commercialization. These performance-based restricted stock awards provide for 100% vesting upon the approval by the FDA of Provenge for commercialization. The Compensation Committee established the specific levels of restricted stock awards based on guidelines reflected in the Mellon report discussed above. In preparing its 2004 report, Mellon conducted a valuation study of our equity awards based on our then-current stock price, and established equity grant guidelines for our senior executives. Since we have not conducted a similar valuation study since 2004, the Compensation Committee chose to make these June 2007 special retention grants of performance-based restricted stock at the median guidelines reflected by the Mellon report.

In December 2007, our Board of Directors also approved the Compensation Committee’s recommendation to make the following time-based equity grants to our named executive officers:

•	to Dr. Gold, a stock option for 186,360 shares and 93,180 shares of restricted stock;

•	to each of Messrs. Hamm and Schiffman and Dr. Urdal, a stock option for 65,132 shares and 32,566 shares of restricted stock; and

•	to Dr. Frohlich, a stock option for 43,421 shares and 21,710 shares of restricted stock.

The shares of restricted stock awarded to each of our named executive officers were granted on January 17, 2008, which was the third Thursday in January, pursuant to company policy and vest over a four-year period beginning on the grant date. These stock option grants were made at an exercise price of $4.90 per share and vest as to 25% of the total number of shares on December 5, 2008, and thereafter at a rate of 1/36 of the total number of shares in equal monthly installments. The Compensation Committee again established the specific levels of stock option and restricted stock awards based on the Mellon report. This time, however, in recognition that our stock price has decreased from 2004 to 2007 and in consideration for the foregoing of base salary increases by our senior executives, our Compensation Committee chose to make these time-based equity grants at the upper-level of the guidelines reflected by the Mellon report.

Perquisites and Other Elements of Compensation.  We generally do not provide significant perquisites to our named executive officers. In 2007, we paid for executive disability insurance premiums for Drs. Gold, Frohlich and Urdal and Messrs. Hamm and Schiffman. We additionally paid for the cost of certain health and non-health executive club memberships held by our named executive officers, which memberships may frequently involve business entertainment by our named executive officers on our behalf, and covered relocation expenses for Mr. Schiffman. Our $2,000 matching 401(k) plan contribution was available to all our employees.

Employment Agreements

We have entered into employment agreements with each of our named executive officers, which we refer to as our executive employment agreements. Each of our named executive officers are employed on an at-will basis without a specified term. Each of our executive employment agreements contains restrictive covenants that will apply following the executive’s termination of employment as follows:

•	our chief executive officer and president is subject to a one-year non-competition covenant;

•	each of our senior vice presidents is subject to a nine-month non-competition covenant; and

•	each of our senior executives is subject to a one-year post-termination non-solicitation covenant.

For more information about our executive employment agreements, see “Executive Compensation — Summary of Executive Employment Agreements and Compensatory Terms” below.

Post-Termination Compensation and Benefits

The executive employment agreements also provide for certain post-termination payments and benefits as follows:

•	Severance generally

Upon termination without cause or resignation for good reason, our senior vice presidents will receive a lump-sum payment equal to 75% of their base salary and 75% of the target annual cash incentive award identified for the relevant year, and our chief executive officer will receive a lump-sum payment equal to 100% of his base salary for the relevant year and 100% of the target annual cash incentive award identified for the relevant year. In addition, each executive will receive full acceleration of all stock options and restricted stock awards held by him or her, will be entitled to payment for continued health benefits coverage by us for up to 18 months, and will receive up to $10,000 for outplacement services.

Upon termination for cause or voluntary termination by an executive, we will not pay any additional benefits other than for accrued and unpaid salary and vacation.

•	Severance payable within 12 months following a change of control

In the event of termination without cause or for good reason, our senior vice presidents will receive a lump-sum payment equal to 150% of their base salary and 100% of the target annual cash incentive award identified for the relevant year, and our chief executive officer will receive a lump-sum payment equal to 200% of his base salary and 100% of the target annual cash incentive award identified for the relevant year. In addition, each executive will receive full acceleration of all stock options and restricted stock awards held by him or her, will be entitled to payment for continued health benefits coverage by us for up to 18 months, and will receive up to $10,000 for outplacement services.

•	Severance payable in the event of other terminations (death or disability)

Upon death, a named executive officer’s beneficiary will continue to receive the executive’s base salary up to the earlier of six months or the commencement of death benefits, and the stock options and restricted stock awards held by the executive will be subject to full acceleration.

Upon disability, a named executive officer will continue to receive the executive’s base salary, less short-term disability payments, up to the earlier of six months or the commencement of long-term disability payments, and the executive will receive full acceleration of all stock options and restricted stock awards held by him or her.

•	Tax gross up benefits

None of our executive employment agreements includes a gross-up for excise taxes that would be payable by an executive on benefits in excess of the amount permitted under Section 280G of the Internal Revenue Code of 1986. The executive employment agreements provide that we will either pay the entire severance amount to the named executive officer, who will then be subject to and responsible for the excise tax, or we will reduce the severance to be paid to an amount low enough to avoid the tax to the executive, whichever alternative is the better result for the executive.

The provisions covering post-termination compensation and benefits described above were developed in 2004. In 2007 we synthesized and combined the terms of our then-existing employment agreements and our Executive Change in Control Severance Plan into our new executive employment agreements, which embody these provisions. We also made certain technical and conforming changes and eliminated inconsistencies when developing our new executive employment agreements. For more information about our new executive employment agreements, see “Executive Compensation — Summary of Executive Employment Agreements and Compensatory Terms” below. In reviewing and evaluating the compensation and benefits payable under these arrangements, the members of our Compensation Committee relied on their knowledge of similar post-termination arrangements for other companies with which the members were affiliated or familiar. For more information about our post-termination compensation and benefits, see “Executive Compensation — Potential Payments Upon Termination” below.

Stock Ownership and Retention Guidelines

We have not adopted stock ownership or equity retention guidelines for our named executive officers. To date, our compensation programs have been heavily weighted toward long-term equity incentives, and each of our named executive officers has a sizable equity interest in the company, which equity interest consists of both stock options exercisable for shares of Common Stock and also restricted Common Stock. We may consider adopting equity ownership guidelines in the future if we determine it is appropriate and in the best interests of our company and our stockholders.

Tax and Regulatory Considerations

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is performance-based compensation within the meaning of the Internal Revenue Code. Our Compensation Committee’s policy with respect to Section 162(m) is to try and preserve the deductibility of compensation payable to our named executive officers, although deductibility is only one among a number of factors considered in determining appropriate levels or means of compensation for these officers.

Our Compensation Committee has determined that stock options granted under the 2000 Equity Incentive Plan and the 2002 Equity Plan with an exercise price at least equal to the closing price of our Common Stock on the Nasdaq Global Market on the grant date will be treated as performance-based compensation.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of that statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this proxy statement with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

From the members of the Compensation Committee of the Board of Directors,

Gerardo Canet (Chair)
Susan B. Bayh
Bogdan Dziurzynski, D.P.A.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned during 2006 and 2007 by our principal executive officer, principal financial officer and our three other most highly-paid executive officers. We refer to these officers collectively as our named executive officers. The named executive officers were determined by us as of December 31, 2007.

			Stock	Option	Non-Equity	All Other
Name and		Salary	Awards	Awards	Incentive Plan	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	Compensation(3)	($)(4)	($)

Mitchell H. Gold, M.D.,	2007	$500,000	$237,935	$255,129	$232,500	$11,796	$1,237,360
President and Chief	2006	475,000	302,600	205,700	296,876	14,036	1,294,211
Executive Officer
Gregory T. Schiffman,	2007	360,000	473,671	9,008	144,000	93,271	1,079,950
Senior Vice President	2006	15,015	17,100	—	—	—	32,115
and Chief Financial Officer
Mark W. Frohlich, M.D.,	2007	271,700	45,602	94,391	100,000	4,436	516,129
Senior Vice President for Clinical Affairs and Chief Medical Officer(5)
Richard F. Hamm, Jr.,	2007	329,175	109,961	129,401	131,671	7,231	707,439
Senior Vice President,	2006	313,474	100,500	165,800	196,875	48,774	825,423
Corporate Development,
General Counsel and Secretary
David L. Urdal, Ph.D.,	2007	391,875	68,531	74,235	156,750	5,684	697,075
Senior Vice President	2006	375,000	85,100	51,500	187,500	7,413	706,513
and Chief Scientific Officer

(1)	Amounts shown reflect the compensation cost recognized by us in 2007 with respect to restricted stock awards granted in 2007 and prior fiscal years, as determined in accordance with FAS 123R (except that estimated forfeitures have been disregarded for this purpose). For additional information regarding our assumptions and methodologies, please see Note 9 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007. These amounts reflect $64,362, $12,882, $19,309 and $19,309 in compensation cost attributable to the performance-based restricted stock awards granted in December 2006 to Drs. Gold, Frohlich and Urdal, and Mr. Hamm, respectively.

(2)	Amounts shown reflect the compensation cost recognized in 2007 with respect to stock option awards granted in 2007 and prior fiscal years, as determined in accordance with FAS 123R (except that estimated forfeitures have been disregarded for this purpose). For additional information regarding our assumptions and methodologies, please see Note 9 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007. There were no forfeitures of stock options by the named executive officers during 2007.

(3)	Amounts shown reflect the named executive officers’ annual cash incentive payouts for 2007 performance, as further discussed above under “Compensation Discussion and Analysis.” These amounts were recommended by the Compensation Committee and approved by our Board of Directors at its December 5, 2007 meeting and were paid in January 2008.

(4)	Amounts shown include:

		401(k)	Insurance	Executive
		Employer Match	Premiums	Memberships	Miscellaneous	Total
Name	Year	($)	($)(a)	($)(b)	($)(c)	($)

M. Gold, M.D.	2007	$2,000	$1,607	$8,189	$—	$11,796
	2006	2,000	1,607	10,429	—	14,036
G. Schiffman	2007	2,000	2,526	—	88,745	93,271
	2006	—	—	—	—	—
M. Frohlich, M.D.	2007	2,000	2,436	—	—	4,436
R. Hamm	2007	2,000	2,561	2,670	—	7,231
	2006	2,000	2,561	2,787	41,425	48,773
D. Urdal, Ph.D.	2007	2,000	3,684	—	—	5,684
	2006	2,000	3,684	343	1,386	7,413

(a)	Consists of Executive Disability Insurance Premiums.

(b)	Consists of a variety of health and non-health club memberships.

(c)	For Mr. Schiffman, consists of 2007 relocation assistance and other incidental benefits. For Mr. Hamm, consists of relocation assistance paid in 2006.

(5)	Dr. Frohlich became one of our executive officers during 2007.

2007 Grants of Plan-Based Awards Table(1)

				Estimated	All Other	All Other
				Future	Stock	Option
				Payouts	Awards:	Awards:	Exercise	Grant Date
				Under	Number	Number of	or Base	Fair Value
			Date of	Equity	of Shares	Securities	Price of	of Stock
			Board	Incentive	of Stock	Under-lying	Option	and Options
	Grant		Action	Awards	or Units	Options	Awards	Awards
Name	Date		(2)	(#)	(#)	(#)	($/Sh)	($)(3)

Mitchell H. Gold, M.D.	1/18/07	(4)	12/6/06	—	37,500	—	—	$161,250
	1/17/08	(5)	12/5/07	—	93,180	—	—	595,420
	6/20/07	(6)	—	112,500	—	—	—	—
	12/05/07	(7)	—	—	—	186,360	$4.90	637,203
Gregory T. Schiffman
	1/17/08	(5)	12/5/07	—	32,566	—	—	208,097
	6/20/07	(6)	—	33,750	—	—	—	—
	12/05/07	(7)	—	—	—	65,132	4.90	222,700
Mark W. Frohlich, M.D.	1/18/07	(4)	12/6/06	—	7,500	—	—	32,250
	1/17/08	(5)	12/5/07	—	21,710	—	—	138,727
	6/20/07	(6)	—	22,500	—	—	—	—
	12/05/07	(7)	—	—	—	43,421	4.90	148,465
Richard F. Hamm, Jr.	1/18/07	(4)	12/6/06	—	11,250	—	—	48,375
	1/17/08	(5)	12/5/07	—	32,566	—	—	208,097
	6/20/07	(6)	—	33,750	—	—	—	—
	12/05/07	(7)	—	—	—	65,132	4.90	222,700
David L. Urdal, Ph.D.	1/18/07	(4)	12/6/06	—	11,250	—	—	48,375
	1/17/08	(5)	12/5/07	—	32,566	—	—	208,097
	6/20/07	(6)	—	33,750	—	—	—	—
	12/05/07	(7)	—	—	—	65,132	4.90	222,700

(1)	All awards listed were granted under our 2000 Equity Incentive Plan.

(2)	Except as noted, the grant date and the date of action by our Board of Directors were the same date. For most equity awards, our Compensation Committee recommends a grant, pursuant to the terms of the applicable compensation plan, to be approved and granted by our Board of Directors as of the close of the market on the date of action by the Board of Directors. However, for certain annual grants to our named executive officers, the

Compensation Committee has established a practice of setting the third Thursday of January as the actual grant date for these awards, which are recommended at the last meeting of the Compensation Committee, and approved by the Board of Directors, before the relevant year-end.

(3)	We determine the grant date fair value of our stock-based payment awards using the Black-Scholes-Merton option valuation model. We recognize compensation expense for our stock-based payment awards on the accelerated method over the requisite service period of the entire award, unless the awards are subject to other conditions, in which case we recognize compensation expense over the requisite service period of each separate vesting tranche. Restricted stock awards generally vest over a four year period. However, in 2007, we granted restricted stock awards with performance conditions to all employees. The awards granted to the named executive officers will fully vest in the event of the approval of Provenge for commercialization by the FDA. In accordance with SFAS 123R, we have considered the probability of the acceleration provision and recorded compensation expense based upon our assessment of accomplishing each provision. The assumptions used to determine these amounts are discussed in Note 9 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(4)	These awards were technically granted during fiscal 2007; however, they were made as part of our 2006 compensation related grants approved in December 2006.

(5)	These time-based shares of restricted stock vest as to 25% of the total number of shares on January 17, 2009 and thereafter at a rate of 6.25% of the total number of shares in equal quarterly installments.

(6)	These performance-based shares of restricted stock provided for 100% vesting in the event of the approval of commercialization of Provenge by the FDA.

(7)	These time-based stock options vest as to 25% of the total number of shares on December 5, 2008 and thereafter at a rate of 1/36th of the total number of shares in equal monthly installments. Vested options may be exercised for ten years from the date of grant, assuming continued employment.

Treatment of stock options and restricted stock awards upon an executive’s termination of employment under various scenarios are summarized under “Executive Compensation — Potential Payments Upon Termination” below.

Summary of Executive Employment Agreements and Compensatory Terms

In January 2007, we entered into a new form of executive employment agreement with each of Drs. Gold and Urdal and Messrs. Hamm and Schiffman in connection with the termination of our Executive Change in Control Severance Plan and prior employment agreements with no material changes to either the plan or the form of the employment agreements. On December 7, 2007, we entered into an executive employment agreement with Mark W. Frohlich, M.D. The executive employment agreements provide for annual base salaries for calendar year 2008 as follows: Dr. Gold, $500,000; Dr. Frohlich, $300,000; Mr. Hamm, $329,175; Mr. Schiffman, $360,000; and Dr. Urdal, $391,875. If performance targets set in advance by the Board of Directors are met, each executive is eligible under his employment agreement for an annual cash incentive award, as determined by the Board, of up to 50% of base salary for Dr. Gold, and up to 40% of base salary for Drs. Frohlich and Urdal and Messrs. Hamm and Schiffman.

Our executive employment agreements have no specified term, and the employment relationship may be terminated by the executive officers or by us at any time. If we terminate the named executive officer’s employment without cause, or if the named executive officer resigns for good reason, the named executive officer will be entitled to severance payments as detailed under the section heading “Executive Compensation — Potential Payments Upon Termination.” As defined in each executive employment agreement, a named executive officer is entitled to “good reason” resignation upon the occurrence of the following:

•	the alternation of the named executive officer’s duties, responsibilities or title resulting in a significant diminution of position, duties, responsibilities or status with our company, or the reduction of the named executive officer’s base salary, unless the base salaries of all other employees of our company at the same level or above are proportionately reduced; or

•	the permanent transfer or assignment to any location that is more than fifty (50) miles from the location of the named executive officer’s current principal office of employment.

Each executive employment agreement requires the named executive officer not to compete with us after termination of employment for a period of one year for Dr. Gold, and nine months for our other named executive officers, and provides for a one-year post-termination non-solicitation obligation for each of the named executive officers.

Outstanding Equity Awards at 2007 Fiscal Year-End Table

The table below summarizes the named executive officers’ equity awards that were unvested or unexercised, as applicable, as of December 31, 2007.

						Stock Awards
						Equity		Equity
						Incentive Plan		Incentive Plan
						Awards:		Awards:
	Option Awards					Number of		Market or
	Number of	Number of				Unearned		Payout Value of
	Securities	Securities				Shares, Units		Unearned
	Underlying	Underlying				or Other		Shares, Units or
	Unexercised	Unexercised		Option		Rights That		Other Rights
	Options	Options		Exercise	Option	Have Not		That Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)(1)	Date	(#)		($)

Mitchell H. Gold, M.D.	65,000	—		$9.25	5/10/2011	—		—
	100,000	—		5.74	1/1/2013	—		—
	250,000	—		7.56	12/10/2013	—		—
	150,000	—		9.77	12/8/2014	—		—
	21,093	56,250	(2)	5.45	12/13/2015	—		—
	18,751	56,249	(3)	4.41	12/06/2016	—		—
	—	186,360	(4)	4.90	12/05/2017	—		—
	—	—		—	—	31,640	(5)	$196,801
	—	—		—	—	67,500	(6)	419,850
	—	—		—	—	37,500	(7)	233,250
	—	—		—	—	112,500	(8)	699,750
Gregory T. Schiffman	—	65,132	(4)	4.90	12/05/2017	—		—
	—	—		—	—	150,000	(9)	933,000
						33,750	(8)	209,925
Mark W. Frohlich, M.D.	6,666	16,667	(10)	5.88	08/01/2015	—		—
	976	2,710	(11)	5.50	01/19/2016	—		—
	3,750	11,249	(12)	4.52	03/16/2016	—		—
	3,750	11,250	(3)	4.41	12/06/2016	—		—
	—	43,421	(4)	4.90	12/05/2017	—		—
	—	—		—	—	5,625	(13)	34,988
	—	—		—	—	13,500	(6)	83,970
	—	—		—	—	22,500	(8)	139,950
	—	—		—	—	7,500	(7)	46,650
Richard F. Hamm, Jr.	100,000	—		12.12	11/8/2014	—		—
	15,000	—		9.77	12/8/2014	—		—
	16,875	16,875	(2)	5.45	12/13/2015	—		—
	22,537	28,976	(14)	4.37	03/24/2016	—		—
	5,625	16,875	(3)	4.41	12/06/2016	—		—
	—	65,132	(4)	4.90	12/05/2017	9,492	(5)	59,040
	—	—		—	—	14,488	(15)	90,115
	—	—		—	—	20,250	(6)	125,955
	—	—		—	—	11,250	(7)	48,375
	—	—		—	—	33,750	(8)	209,925

						Stock Awards
						Equity		Equity
						Incentive Plan		Incentive Plan
						Awards:		Awards:
	Option Awards					Number of		Market or
	Number of	Number of				Unearned		Payout Value of
	Securities	Securities				Shares, Units		Unearned
	Underlying	Underlying				or Other		Shares, Units or
	Unexercised	Unexercised		Option		Rights That		Other Rights
	Options	Options		Exercise	Option	Have Not		That Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)(1)	Date	(#)		($)

David L. Urdal, Ph.D.	75,000	—		14.06	12/14/2010	—		—
	110,000	—		4.95	02/27/2012	—		—
	100,000	—		5.74	01/01/2013	—		—
	30,000	—		7.56	12/10/2013	—		—
	50,000	—		9.77	12/08/2014	—		—
	15,000	15,000	(2)	5.45	12/13/2015	—		—
	5,625	16,875	(3)	4.41	12/06/2016	—		—
	—	65,132	(4)	4.90	12/05/2017	—		—
	—	—		—	—	8,437	(5)	52,478
	—	—		—	—	20,250	(6)	125,955
	—	—		—	—	11,250	(7)	69,975
	—	—		—	—	33,750	(8)	209,925

(1)	Effective December 6, 2006, the exercise price of option grants was changed to be the closing price on the Nasdaq Global Market on the date of grant. Previously, the fair market value determination under the plans used the closing sales price as of the last market trading day prior to the date of grant.

(2)	Service-based stock options granted December 13, 2005 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(3)	Service-based stock options granted December 6, 2006 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(4)	Service-based stock options granted December 5, 2007 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(5)	Service-based restricted stock awards granted January 19, 2006 vest at a rate of 25% on the first year anniversary and 6.25% quarterly thereafter, assuming continued employment.

(6)	Performance-based restricted stock awards granted December 6, 2006 were scheduled to vest 40% upon the acceptance by the FDA of our biologics license application for Provenge and the balance to vest upon the FDA’s approval of Provenge for commercial sale, assuming continued employment. We received notice from the FDA on January 12, 2007 that the biologics license application for Provenge was accepted and 40% of the award vested on that date.

(7)	Service-based restricted stock awards granted January 18, 2007 vest at a rate of 25% on the first year anniversary and 6.25% quarterly thereafter, assuming continued employment.

(8)	Performance-based restricted stock awards granted June 20, 2007 are scheduled to vest 100% upon the FDA’s approval of Provenge for commercial sale, assuming continued employment.

(9)	Mr. Schiffman’s new hire service-based restricted stock award granted December 18, 2006 vests 25% on the first year anniversary and 6.25% quarterly thereafter, assuming continued employment.

(10)	Service-based stock options granted August 1, 2005 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(11)	Service-based stock options granted January 19, 2006 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(12)	Service-based stock options granted March 16, 2006 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(13)	Service-based restricted stock awards granted March 16, 2006 vest at a rate of 25% on the first year anniversary and 6.25% quarterly thereafter, assuming continued employment.

(14)	Mr. Hamm’s stock options granted March 24, 2006 vest 25% on the first year anniversary and 1/36th monthly thereafter, or, if earlier, 100% on the FDA’s approval of Provenge for commercial sale, assuming continued employment.

(15)	Mr. Hamm’s restricted stock award granted March 24, 2006 vests 25% on the first year anniversary and 6.25% quarterly thereafter, or, if earlier, 100% on the FDA’s approval of Provenge for commercial sale, assuming continued employment.

2007 Option Exercises and Stock Vested Table

The following table provides information regarding stock options exercised by, and restricted stock awards vested for, our named executive officers during 2007.

	Option Awards			Stock Awards
	Number of Shares		Value	Number of	Value
	Acquired on		Realized on	Shares Acquired	Realized on
	Exercise		Exercise	on Vesting	Vesting
Name	(#)		($)(1)	(#)(2)	($)(3)

Mitchell H. Gold, M.D.	151,157	(4)	$1,542,752	69,610	$358,298
Gregory T. Schiffman	—		—	50,000	318,000
Mark W. Frohlich, M.D.	23,187	(4)	218,844	13,375	61,533
Richard F. Hamm, Jr.	—		—	32,151	170,302
David L. Urdal, Ph.D.	—		—	20,063	101,897

(1)	Computed based on the closing market price of our Common Stock on the date of exercise minus the applicable exercise price.

(2)	This represents the vesting of restricted stock awards previously granted.

(3)	Computed based on the closing market price of our Common Stock on the date of vesting multiplied by the number of shares vested.

(4)	Drs. Gold and Frohlich disposed of all shares acquired as a result of their 2007 stock option exercises.

Potential Payments Upon Termination

The amounts shown in the tables below assume that the noted triggering event occurred on December 31, 2007. Other relevant assumptions and explanations are provided in the footnotes following the tables. The amounts shown reflect only the additional payments or benefits that a named executive officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event.

Potential Payments on Termination (without cause or following change-in-control)
As of Year Ended December 31, 2007(1)

	Termination Without Cause or
	Resignation for Good Reason(2)				Termination Following Change-in-Control(3)
			Estimated				Estimated
		Estimated	Value of			Estimated	Value of
		Value of	Accelerated			Value of	Accelerated
		Continued	Stock			Continued	Stock
		Health Care	Options and			Health Care	Options and
		Benefits and	Restricted			Benefits and	Restricted
	Cash	Outplacement	Stock		Cash	Outplacement	Stock
	Payments	Assistance	Awards	Total	Payments	Assistance	Awards	Total
Name of Executive Officer	($)(4)	($)(5)	($)(6)	($)	($)(7)	($)(5)	($)(6)	($)
Mitchell H. Gold, M.D.	$750,000	$44,500	$917,000	$1,711,500	$1,250,000	$44,500	$917,000	$2,211,500
Gregory T. Schiffman	378,000	32,500	560,900	971,400	684,000	32,500	560,900	1,277,400
Mark W. Frohlich, M.D.	285,300	44,500	228,000	557,800	516,300	44,500	228,000	788,800
Richard F. Hamm, Jr.	345,700	44,500	362,200	752,400	625,500	44,500	362,200	1,032,200
David L. Urdal, Ph.D.	411,500	32,500	300,600	744,600	744,600	32,500	300,600	1,077,700

(1)	All references to base salary and annual target bonus refer to the amounts described above under “Summary of Executive Employment Agreements and Compensatory Terms.”

(2)	If we terminate the executive without cause, or the executive resigns for good reason as defined in his executive employment agreement (as described above), the executive will be entitled to receive the compensation as shown in the table.

(3)	If we terminate the executive’s employment without cause, or if the executive resigns for good reason as defined in his executive employment agreement, in either case within twelve months following a change of control, then the executive will be entitled to receive in lieu of other termination compensation the amounts listed as shown in the table, plus any accrued but not yet paid salary, and the cash value of accrued vacation benefits.

(4)	Cash payments to Dr. Gold consist of a lump sum severance payment in an amount equal to one hundred percent of his then current base salary and one hundred percent of the target annual bonus payable for the then calendar year. Cash payments to Drs. Frohlich and Urdal, and Messrs. Schiffman and Hamm consist of a lump sum severance payment in an amount equal to seventy five percent of their then current base salary and seventy-five percent of the amount of the target annual bonus payable for the then calendar year.

(5)	The estimated value of continued benefits and outplacement assistance provided to Drs. Gold, Frohlich and Urdal and Messrs. Schiffman and Hamm consists of up to $10,000 for outplacement services, and continuation of all health benefits in effect on the termination date for a period of up to 18 months.

(6)	Estimated value of accelerated vesting of stock options and restricted stock awards held by Drs. Gold, Frohlich and Urdal and Messrs. Schiffman and Hamm represents the unamortized expense as calculated in accordance with FAS 123R.

(7)	Cash payments to Dr. Gold consist of a lump sum severance payment in an amount equal to two hundred percent of his then current base salary and one hundred percent of the target annual bonus payable for the then calendar year. Cash payments to Drs. Frohlich and Urdal and Messrs. Schiffman and Hamm consist of a lump sum severance payment in an amount equal to one hundred fifty percent of his then current base salary and one hundred percent of the amount of the target annual bonus payable for the current calendar year.

Potential Payments on Disability or Death
As of Year Ended December 31, 2007

	Disability(1)				Death(2)
			Estimated		Cash	Estimated
			Value of		Payments	Value of
	Cash		Accelerated		(includes	Accelerated
	Payments	Estimated	Stock		severance,	Stock
	(includes	Value of	Options and		bonus and	Options and
	severance	Continued	Restricted		accrued	Restricted
	and	Benefits/	Stock		vacation	Stock
Name of	bonus)	Perquisites	Awards	Total	payments)	Awards	Total
Executive Officer	($)	($)	($)	($)	($)	($)	($)

Mitchell H. Gold, M.D.	$218,800	$31,200	$917,000	$1,167,000	$250,000	$917,000	$1,167,000
Gregory T. Schiffman	148,800	31,200	560,900	740,900	180,000	560,900	740,900
Mark W. Frohlich, M.D.	104,700	31,200	228,000	363,900	135,900	228,000	363,900
Richard F. Hamm, Jr.	133,400	31,200	362,200	526,800	164,600	362,200	526,800
David L. Urdal, Ph.D.	164,700	31,200	300,600	496,500	195,900	300,600	496,500

(1)	In the event the executive becomes physically or mentally disabled such that he is unable to perform his duties for a period of three consecutive months as determined by a medical professional, we may terminate the executive’s employment, unless otherwise prohibited by law. In the event of termination due to disability, we will continue the executive’s base salary (less any short term disability payments the executive receives from our company) until the earlier or six months from the termination date or the commencement of long-term disability payments under any existing company long-term disability policy, and we will fully accelerate vesting of any and all unvested stock options and restricted stock grants held by the executive.

(2)	An executive’s employment will terminate automatically upon death. We will continue to pay the executive’s base salary to his stated beneficiary until the earlier of six months from the termination date or the commencement of death benefits under any existing group life insurance plan of our company, and we will fully accelerate vesting of any and all unvested stock options and restricted stock grants held by the executive.

Related Party Transactions

We have entered into indemnity agreements with our directors, executive officers and certain other members of senior management that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and our Amended and Restated Bylaws.

In January 2007, we entered into new executive employment agreements with each of our named executive officers, the terms of which are described above. Otherwise, we have not since January 1, 2007, entered into any, nor are there any pending, transactions in which our directors or executive officers or other related persons (as defined in Item 404(a) of Regulation S-K) have a direct or indirect material interest.

Our Audit Committee is responsible for reviewing and approving, in advance, all related party transactions. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our Corporate Governance Committee determines, on an annual basis, which members of our Board of Directors meet the definition of an independent director as defined in Nasdaq’s Marketplace Rules. Our Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, our Code of Business Conduct, also available on our investor relations website, establishes the corporate standards of behavior for all our employees, officers, and directors.

Report of the Audit Committee of the Board of Directors

The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Dendreon’s financial reporting, the independence, qualifications, and performance of Dendreon’s independent registered public accounting firm and Dendreon’s compliance with legal and regulatory requirements. The Audit Committee currently consists of the three members listed below, and each is an independent director as defined in Nasdaq’s listing standards and, in accordance with SEC and Nasdaq requirements, meets additional independence standards applicable to audit committee members. Each of the members of the Audit Committee qualifies as an “audit committee financial expert” within the meaning of that term as defined by the SEC pursuant to Item 407(d)(5) of Regulation S-K.

Management is responsible for our internal controls and the financial reporting process. The Audit Committee is directly responsible for the compensation, appointment and oversight of Dendreon’s independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also meets privately in separate executive sessions periodically with management and the independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. Management represented to the Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and other professional standards.

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s review of our audited financial statements and its discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Board of Directors and stockholders, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

From the members of the Audit Committee of the Board of Directors,

Douglas B. Watson (Chair)
M. Blake Ingle, Ph.D.
Ruth B. Kunath

PROPOSAL 2

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the current year and the Board is asking stockholders to ratify that selection. Although current laws, rules, and regulations, as well as the Audit Committee Charter, require our independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Ernst & Young for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young as our independent registered public accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

Ernst & Young has audited our financial statements since 1994. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting is required to ratify the selection of Ernst & Young as our independent registered public accounting firm for the current year.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
OF THE SELECTION OF ERNST & YOUNG AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INFORMATION REGARDING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees.  During the fiscal years ended December 31, 2006 and 2007, the aggregate fees billed by Ernst & Young for the audit of our financial statements for such fiscal years, the reviews of our interim financial statements, Sarbanes-Oxley Section 404 attestation services and assistance with registration statements were $881,000 and $871,000, respectively.

Audit-Related Fees.  During the fiscal years ended December 31, 2006 and 2007, Ernst & Young did not bill us for any audit-related services related to the performance of the audit or review beyond the fees disclosed under “Audit Fees” above.

Tax Fees.  During the fiscal years ended December 31, 2006 and 2007, the aggregate fees billed by Ernst & Young for preparing state and federal income tax returns were $32,000 and $32,000, respectively. During 2006 and 2007, Ernst & Young fees for other tax services were $72,000 and $40,000, respectively. The 2006 services were related to the study of the income and sales tax implications to us in connection with the potential commercialization of Provenge. The 2007 fees were primarily related to investigating the limitations on utilization of tax attributes imposed by Sections 382 and 383 of the Internal Revenue Code as they applied to the Company.

All Other Fees.  During the fiscal years ended December 31, 2006 and 2007, all other fees billed by Ernst & Young were $1,500 and $1,500, respectively. These fees were principally related to a subscription for an online financial reporting and accounting research tool.

The Audit Committee has determined that the rendering of these non-audit services by Ernst & Young is compatible with maintaining its independence.

Audit Committee Pre-Approval Policy.  All services to be performed by Ernst & Young for us must be pre-approved by the Audit Committee. Pre-approval is granted usually at regularly scheduled meetings of the Audit Committee. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services involving fees of up to $15,000, in which case the Chairman communicates such pre-approval to the full Audit Committee at its next meeting. All other services must be approved in advance by the full Audit Committee. During 2006 and 2007, all services billed by Ernst & Young were pre-approved by the Audit Committee in accordance with this policy.

OTHER MATTERS

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders may be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, or direct your written request to: Investor Relations, Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, or by calling (206) 829-1500. We will deliver separate copies of the proxy statement and associated materials promptly upon request. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2007 are available without charge upon written request to: Investor Relations, Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121.

By Order of the Board of Directors,

Richard F. Hamm, Jr.
Secretary

April 24, 2008

APPENDIX A

DENDREON CORPORATION

CHARTER OF THE AUDIT COMMITTEE

The Charter of the Company’s Audit Committee is as follows:

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Dendreon Corporation, a Delaware corporation (the “Company”), is to represent and assist the Board of Directors in its general oversight of the Company’s accounting and financial reporting processes, audits of the financial statements, internal control and audit functions, and compliance with legal and regulatory requirements and ethical standards adopted by the Company. Management is responsible for (a) the preparation, presentation and integrity of the Company’s financial statements; (b) accounting and financial reporting principles; and (c) the Company’s internal controls and procedures designed to promote compliance with accounting standards, applicable laws and regulations. The Company’s independent auditing firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards.

Composition

The Committee will be comprised of three or more members. Each Committee member shall meet the director and audit committee member independence and financial literacy criteria of The Nasdaq Stock Market, Inc. ( “Nasdaq”). At least one member of the Committee must be financially sophisticated as determined by the Board, and no Committee member shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the three years prior to the appointment of such member to the Committee. Appointment to the Committee, including the designation of the Chair of the Committee and the designation of any Committee members as “audit committee financial experts,” shall be made on an annual basis by the full Board upon recommendation of the Corporate Governance Committee.

Each Committee member shall be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. The designation or identification of a person as having financial sophistication or as a financial expert shall not (a) impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Committee and Board in the absence of such designation or identification; or (b) affect the duties, obligations or liability of any other member of the Committee or Board.

Functions and Authority

The operation of the Committee will be subject to the provisions of the Bylaws of the Company, the Delaware General Corporation Law, and the corporate laws of any other state that may apply to the Company in the future, each as in effect from time to time. The Committee will have the full power and authority to carry out the following responsibilities in accordance with Nasdaq listing requirements and rules and regulations promulgated by the Securities and Exchange Commission (“SEC”):

1. Retain and terminate the Company’s independent auditors, approve all audit engagement fees, terms and services and approve any non-audit engagements with the Company’s independent auditors.

2. At least once a year (a) obtain a formal written statement from the independent auditors delineating all relationships between the auditors and the Company, consistent with Independence Standards Board Standard 1 and (b) actively engage in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and for taking, or recommending that the full board take, appropriate action to oversee the independence of the outside auditors.

3. Review and discuss with the independent auditor: (a) its audit plans, and audit procedures, including the scope, fees and timing of the audit; (b) the results of the annual audit examination and accompanying management letters; and (c) the results of the independent auditor’s procedures with respect to interim periods.

4. Review and discuss reports from the independent auditors on (a) all critical accounting policies and practices used by the Company; (b) alternative accounting treatments within GAAP related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management.

5. Have familiarity, through the individual efforts of its members, with the accounting and reporting principles and practices applied by the Company in preparing its financial statements, including without limitation, the policies for recognition of revenues in financial statements.

6. Review with management and the independent auditors, upon completion of their audit, financial results for the year, as reported in the Company’s financial statements, (a) the adequacy and effectiveness of the Company’s internal controls (including any significant deficiencies and significant changes in internal controls reported to the Committee by the independent auditor or management); (b) the Company’s internal audit procedures; and (c) the adequacy and effectiveness of the Company’s disclosures controls and procedures, and management reports thereon.

7. Review the financial statements contained in the annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders and review and discuss earnings and other financial press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

8. Review and approve in advance any transactions with related parties, as described in Regulation S-K Item 404(a) promulgated by the SEC, regardless of the dollar amount of the transaction.

9. Assist and interact with the independent auditors to enable them to perform their duties in the most efficient and cost effective manner.

10. Obtain assurance from the independent auditors that in the course of conducting the audit, there have been no acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Committee under SEC rules and regulations.

11. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Evaluate the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data and information, and elicit the comments of management regarding the responsiveness of the independent auditors to the Company’s needs.

12. Investigate, review and report to the Board the propriety and ethical implications of any transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board or otherwise, between the Company and any employee, officer or member of the Board of the Company or any affiliates of the foregoing.

13. Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

14. Consider and discuss with management and the independent auditors those topics and existing circumstances or prospective events that have associated risks that could have significant financial impact on the Company.

15. Review together with management the Company’s guidelines and policies with respect to risk assessment and risk management, the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

16. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies. Review the committee’s charter annually and recommend to the Board any necessary updates

17. Establish policies for the hiring of employees and former employees of the independent auditor.

18. Perform such other functions and have such power as may be necessary or convenient in the efficient and lawful discharge of the foregoing.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors, as the Committee deems necessary to carry out its duties. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

The Company will provide for appropriate funding, as determined by the Committee, for payment of (a) compensation to the Company’s independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company; (b) compensation to independent counsel or any other advisors employed by the Committee; and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Audit Committee Report

The Committee will prepare, with the assistance of management, the independent auditors and outside legal counsel, the Audit Committee Report to be included in the Company’s annual proxy statement.

Meetings

Meetings of the Audit Committee shall be held at such times and places as the Audit Committee shall determine, including by written consent. The Audit Committee will meet at least quarterly, or more frequently, as circumstances dictate. When necessary, the Committee shall meet in executive session outside of the presence of any senior executive officer of the Company. In fulfilling its responsibilities, the Audit Committee shall have authority to delegate its authority to subcommittees, in each case to the extent permitted by applicable law.

Minutes and Reports

Minutes of each meeting will be kept and distributed to each member of the Committee, and made available to independent directors who are not members of the Committee. The Chairman of the Committee will report to the Board from time to time or whenever so requested by the Board.

Mark Here for Address Change or Comments ☐
PLEASE SEE REVERSE SIDE

DENDREON CORPORATION PLEASE MARK VOTES IN THE BOXES BELOW USING DARK INK ONLY.

1. Election of Directors	FOR ALL	WITHHOLD ALL
Nominees:	☐	☐

01 Richard B. Brewer (for a three-year term)
02 Mitchell H. Gold, M.D. (for a three-year term)

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)

____

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

To attend the Annual Meeting, mark this box: ☐

All stockholders are cordially invited to attend the Annual Meeting in person. If you indicated that you will attend by marking the box above, please also contact investor relations at (206) 829-1500 or ir@Dendreon.com.

Signature ______________________ Signature ______________________ Dated ______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

INTERNET
http://www.proxyvoting.com/dndn
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

Mark Here YOUR VOTE S I IMPORTANT. PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. for Add ress Change or Comments PLEASE SE E REVERSE SIDE DENDREON CORPORATIO N PLE ASE MARK VOTES IN THE BOXES BELOW USING DARK N I K ONLY . The Board of Directors recommends a vote “FOR” the nominees for The Board of Directors recommends a vote “FOR” the proposal below. directors below. FOR WITHHOLD ALL ALL 1. Election of Directors FOR AGAINST ABSTAIN
2. Approval of he t a r tification of t h e selection of Ernst & Nominees: Young LLP as the Company’s in dependent registered public accounting f i rm f or h t e current year.
01 Richard B. Brewer (for a three-year t e rm)
02 Mitchell H. Gold, M.D. f ( or a t h ree-year term) n I their discretion, h t e proxies named herein are also authorized t o t ake any action Withheld o f r t h e nominees you il st below: W ( rite that nominee’s name n i upon any other business t h at may properly come before t h e Annual Meeting, or h t e space provided below.) any r e convened meeting o f llowing any adjournment or postponement of the Annual Meeting.
___ To attend h t e Annual Meeting, mark h t is box: All stockholders are cordially in vited to attend the Annual Meeting in person. f I you indicated t h at you will attend by marking h t e box above, please also contact inv es tor rel ations at (206) 829-1500 or ir @Dendreon.com. Signature Signature Dated NOTE: Please si gn as name appears hereon. Joint owners should each sign. When sign ing as attorney, executor, administrator, tru ste e or guardian, ple ase giv e f u ll t i tle as such. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Your Internet or e t lephone vote authorizes the named proxies to vote your shares in the same manner as f i you marked, signed and returned your proxy card. INTERNET TELEPHONE http://www.proxyvoting.com/dndn 1-866-540-5760 Use h t e Inte rnet t o vote your proxy. OR Use any touch-to ne telephone to Have yo ur pr oxy car d n i hand vote your proxy. Have your proxy when you access the web site. card in hand when you call. f I you vote your proxy by I n t e rnet or by t e lephone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PROXY

DENDREON CORPORATION

The undersigned hereby constitutes and appoints Mitchell H. Gold, M.D. and Richard F. Hamm, Jr., and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Dendreon Corporation to be held at 3005 First Avenue, Seattle, Washington 98121 on Wednesday, June 4, 2008 at 9:00 a.m., local time, and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your Dendreon Corporation account online.

The transfer agent for Dendreon Corporation now makes it easy and convenient to get current information on your stockholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

*******TRY IT OUT*******

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

PRINT AUTHORIZATION *(THIS BOXED AREA DOES NOT PRINT)*

To commence printing on this proxy card please sign, date and fax this card to: 212-691-9013
SIGNATURE:____________________ DATE:__________ TIME:__________
Registered Quantity (common) 1040 Broker Quantity 100

E2 conversion PROXY PN 702 DENDREON CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 4, 2008. The undersigned hereby constitutes and appoints Mitchell H. Gold, M.D. and Richard F. Hamm, Jr., and each of h t em, his or her true and a l wful agents and proxies with full power of substitution n i each, t o represent t h e undersigned at h t e Annual Meeting of Stockholders of Dendreon Corporation t o be held at 3005 First Avenue, Seattle, Washington 98121 on Wednesday, June 4, 2008 at 9:00 a.m., lo cal time, and at any adjournments or postponements t h ereof, as o f llows and in accordance with t h eir u j dgment upon any other matters coming before said meeting. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE, FOR APPROVAL OF THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S NDEPENDENT I REGISTERED PUBLIC ACCOUNTING FIRM AND ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD. ( C ontinued, and o t be marked, dated and signed, on the other side) Address Change/Comments ( M ark h t e cor esponding box on t h e reverse sid e) FOLD AND DETACH HERE You an c n ow c a ess c our y Den dreo n Corporation ccount a nline. o Access your Dendreon Corporation stockholder account online via Investor ServiceDirect® (ISD). The t r ansfer agent o f r Dendreon Corporation now makes it easy and convenient to get current n i formatio n on your stockholder account. · View account statu s • View payment history f o r dividends · View certificate his tory • Make address changes · View book-entry inform ation • Obtain a duplicate 1099 tax form · Establish/change your PIN V i sit us on t h e web a t htp //www : bnymel . o l n.co m/ har s o e w ner /i s d F o r e Tch n i cal Ass st i n a e c Cal l 1 — 7 8 7-978-7778 bet ween a 9 m-7pm Mo nday- Frid a y E a stern iTme * * T R Y T I OUT * * www.bnymellon.com/shareowner/isd In esto v r e Sr iceD v rect i ® Availa ble 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 PRINT AUTHORIZATION ( TH IS BOXED AREA DOES NOT P R INT) To commence printing on this proxy card please sign, date and a f x this card to: 212-691-9013 SIGNATURE:___DATE:___TIME:___ Registe red Quantit y (common) 1040 Broker Quantity 100